  Exhibit 99.1

For Immediate Release
October 19, 2020

SUNSHINE BIOPHARMA AND UNIVERSITY OF GEORGIA TEAM UP
TO DEVELOP A NEW ANTI-CORONAVIRUS DRUG

Montreal, Canada – (ACCESSWIRE) – Sunshine Biopharma Inc. (OTC Markets: “SBFM”), a pharmaceutical company focused on the research, development and commercialization of oncology and antiviral drugs today announced that it has entered into an Agreement with the University of Georgia for the purposes of working together to advance the development of Sunshine Biopharma’s recently announced Anti-Coronavirus lead compound, SBFM-PL4. The goal of this cutting-edge collaboration is to develop SBFM-PL4, a protease inhibitor, as a treatment for Coronavirus infections. This new treatment is based on the technology described in Sunshine Biopharma’s recently filed patent application covering small molecules which can be used to treat Coronavirus infections. Sunshine’s SBFM-PL4, will be put through a series of in vitro tests to evaluate its specific inhibitory activity against the SARS-CoV-2 papain-like protease (PLpro), one of two Coronavirus encoded proteases essential for viral replication. Following the initial in vitro studies, SBFM-PL4 will be moved forward to the cell culture testing stage and assessment in Coronavirus infected mice before entering human clinical trials.

“We are delighted to be working with the University of Georgia and Dr. Scott Pegan and his team of Coronavirus experts who share our vision of developing a treatment that would make a difference in the fight against the pandemic,” said Dr. Steve Slilaty, CEO of Sunshine Biopharma.

About Sunshine Biopharma’s Coronavirus Treatment

Severe Acute Respiratory Syndrome-Coronavirus-2 (SARS-CoV-2) is the causative agent of COVID-19, the current ongoing pandemic that has claimed the lives of over 1,000,000 people worldwide since it first appeared in December 2019. There are currently no drugs that can effectively arrest replication of the virus in people who have contracted the illness. On May 22, 2020, Sunshine Biopharma filed a provisional patent application for a library of molecules which were designed to inhibit the Coronavirus proteases, thus shutting down the ability of the virus to multiply and cause illness.

About the University of Georgia

As part of its land grant tripartite mission, the University of Georgia is committed to creating and applying new knowledge for the public good. UGA’s Center for Drug Discovery as well as the Colleges of Pharmacy are excited to be a part of this ground-breaking research related to discovery of new treatment options for COVID-19. Profs. Scott Pegan, and David Crich will be working with Sunshine Biopharma to spearhead the study of novel therapeutics for the prevention and spread of COVID-19. This interdisciplinary effort involves state of the art approaches in chemical synthesis and drug screening. This continues University of Georgia’s long-standing tradition in translating scientific breakthroughs to address real world health concerns.

About Sunshine Biopharma

In addition, to working on the development of a treatment for COVID-19, Sunshine Biopharma is engaged in the development Adva-27a, a unique anticancer compound. Tests conducted to date have demonstrated the effectiveness of Adva-27a at destroying Multidrug Resistant Cancer Cells, including Pancreatic Cancer cells, Small-Cell Lung Cancer cells, Breast Cancer cells, and Uterine Sarcoma cells. Clinical trials for Pancreatic Cancer indication are planned to be conducted at McGill University’s Jewish General Hospital in Montreal, Canada. Sunshine Biopharma is owner of all patents and intellectual property pertaining to Adva-27a.

Safe Harbor Forward-Looking Statements

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks as well as uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC).  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the SEC. Among other matters, the Company may not be able to sustain growth or achieve profitability based upon many factors including but not limited to general stock market conditions. Reference is hereby made to cautionary statements set forth in the Company's most recent SEC filings. We have incurred and will continue to incur significant expenses in our expansion of our existing as well as new service lines noting there is no assurance that we will generate enough revenues to offset those costs in both the near and long term.  Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations we will be providing services in, the impact of which cannot be predicted at this time.

For Additional Information:
Sunshine Biopharma, Inc.
Camille Sebaaly, CFO
Direct Line: 514-814-0464
camille.sebaaly@sunshinebiopharma.com
www.sunshinebiopharma.com